UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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PCTEL, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 9, 2009
10:00 a.m.

To Our Stockholders:

The 2009 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Tuesday, June 9, 2009 at 10:00 a.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108 for the following purposes:

1. To elect two Class I directors whose terms will expire at the 2012 annual meeting of stockholders;

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 17, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the accompanying proxy as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

Martin H. Singer
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, Illinois
April 28, 2009

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE
BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

GENERAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY OF PROPOSALS
PROPOSAL #1
CORPORATE GOVERNANCE
PROPOSAL #2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER MATTERS

PCTEL, INC.
471 Brighton Drive
Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2009 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 17, 2009 as the record date for the meeting. Stockholders of record at the close of business on April 17, 2009 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 18,841,395 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the Nasdaq Global Market was $4.87 per share.

This proxy statement is made available on or about April 28, 2009 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

•	“NASD” means the National Association of Securities Dealers.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Tuesday, June 9, 2009 at 10:00 a.m. at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and the accompanying proxy card because you are the stockholder of record on the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Martin H. Singer and John W. Schoen as your representatives at the meeting. Mr. Singer is our Chief Executive Officer and Chairman of the Board and Mr. Schoen is our Chief Financial Officer. Messrs. Singer and Schoen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting just in case your plans change. You can vote in person at the meeting even if you have already sent in your proxy card.

If an issue comes up for a vote at the meeting that is not described in this proxy statement, Messrs. Singer and Schoen will vote your shares, under your proxy, in their discretion.

If you do not indicate on the proxy card how you want your votes cast, the proxy holders (as your representatives) will vote your shares FOR each of the proposals.

Q:	What am I voting on?

A:	You are being asked to vote on the following two proposals:

• the election of two Class I directors whose terms will expire at the 2012 annual meeting of stockholders; and

• the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Q:	How do I vote?

A:	There are four methods by which you may vote. Please see the detailed instructions provided on your proxy card for more information on each method.

• Place your vote by telephone;

• Place your vote via the Internet;

• Mail in your completed, signed and dated proxy card; or

• Vote in person by attending our annual meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen.

You may also do this by:

• Signing another proxy card with a later date;

• Voting in person at the meeting; or

• Voting via the Internet or by telephone on a date after the date on your proxy card (your latest proxy is counted).

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm) or leave your shares unvoted. Your brokerage firm may not vote on “non-routine matters” without specific instructions from you. Thus, because the proposals to be acted upon at the meeting consist of routine matters only, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters.

Q:	How many votes may be cast at the meeting?

A:	As of the record date, 18,841,395 shares of common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,841,395 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, WITHHELD, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	How are abstentions counted?

A:	If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm), but not on non-routine matters without specific instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of only routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	What is the required vote for each of the proposals to pass?

A:	• The two director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

• For the proposal to ratify the appointment of Grant Thornton LLP, our independent registered public accounting firm, the required vote is the affirmative (i.e. “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

The votes cast on a particular proposal include votes FOR, AGAINST and ABSTAIN, but do not include broker non-votes.

Q:	Who is soliciting my vote?

A:	We are making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent, Wells Fargo Bank, N.A., to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation, proxies may be solicited by our directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

We shall provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our Annual Report on Form 10-K, together with the financial statements and financial statement schedules required to be filed with the Annual Report, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen, Chief Financial Officer.

Deadline for Receipt of Stockholder Proposals and Nominations for 2010 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2010 annual meeting of stockholders only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2010 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 29, 2009, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2010 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2010 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 29, 2009. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2010 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included two proposals on the agenda for our 2009 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by our stockholders.

Election of Directors

We have a classified Board of Directors that currently consists of seven directors. Each director serves a three-year term. The first proposal on the agenda for our annual meeting is the election of two Class I directors to serve until our 2012 annual meeting of stockholders. Our Board of Directors has nominated Brian J. Jackman and John R. Sheehan to serve as our Class I directors. Additional information about the election of directors and a brief biography of each nominee begins on page 6.

Our Board of Directors recommends a vote “FOR” each of the two nominees.

Ratify Appointment of our Independent Registered Public Accounting Firm

The second proposal is the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. More information about this proposal begins on page 14.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Other Matters

Other than the proposals listed above, our Board of Directors does not currently intend to present any other matters to be voted on at the meeting. Our Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

We have a classified Board of Directors currently consisting of two Class I directors, Brian J. Jackman and John R. Sheehan, whose terms are expiring at this 2009 annual meeting of stockholders; two Class II directors, Richard C. Alberding and Carl A. Thomsen, whose terms will expire at our 2010 annual meeting of stockholders; and three Class III directors, Steven D. Levy, Giacomo Marini, and Martin H. Singer, whose terms will expire at our 2011 annual meeting of stockholders. At each annual meeting of stockholders, certain directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting date.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2009 annual meeting of stockholders as Class I directors are Brian J. Jackman and John R. Sheehan. If elected, Messrs. Jackman and Sheehan will continue as directors, and their terms will expire at the annual meeting of stockholders in 2012.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our two Class I director nominees. In the event that any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any of our nominees will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

Our Board of Directors has unanimously approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding our current directors and nominees for directors to be elected at our 2009 annual meeting of stockholders:

			Director
Name	Age	Position with PCTEL	Since

Class I director nominees to be elected at the 2009 annual meeting of stockholders whose terms will expire at the 2012 annual meeting of stockholders:
Brian J. Jackman	68	Director	2002
John R. Sheehan	72	Director	2002
Class II directors whose terms will expire at the 2010 annual meeting of stockholders:
Richard C. Alberding	78	Director	1999
Carl A. Thomsen	64	Director	2001
Class III directors whose terms will expire at the 2011 annual meeting of stockholders:
Steven D. Levy	52	Director	2006
Giacomo Marini	57	Director	1996
Martin H. Singer	57	Chief Executive Officer and Chairman of the Board of Directors	1999

Mr. Jackman has been a director since February 2002. Mr. Jackman is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company that he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998, and he was President of Tellabs Operations from 1993 to 1998. Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. He is currently on the boards of directors of Open Text, Inc., an enterprise content management solutions company, and Keithley Instruments, a test and measurement equipment company. In addition, Mr. Jackman serves on the board of trustees of Gannon University. Mr. Jackman holds a bachelor of arts degree in English literature from Gannon University in Erie, Pennsylvania and a master degree in business administration from Penn State University.

Mr. Sheehan has been a director since October 2002. Mr. Sheehan has served as a senior consultant in the London Perret Roche Group in Red Bank, New Jersey since October 2001. He began his career at Bell Laboratories in 1962. In his 33 years at Bell Laboratories, Western Electric and AT&T, he worked in senior positions in development, manufacturing, strategic planning and general management of business units. Since leaving AT&T in 1996, Mr. Sheehan has held senior management positions in three startup companies. Mr. Sheehan received a bachelor of science degree in electrical engineering from Drexel University and a master of science degree in electrical engineering from New York University.

Mr. Alberding has been a director since August 1999. Mr. Alberding retired from Hewlett-Packard, then a computer, peripherals and measurement products company, in June 1991, serving at that time as an Executive Vice President with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate level marketing activities. Mr. Alberding is a director of Sybase, Inc., an enterprise software company. Mr. Alberding holds a bachelor of arts degree in business administration and marketing from Augustana College, and an associate of science degree in electrical engineering from DeVry Technical Institute in Chicago.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now a part of Harris Stratex Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. From 1984-1995, Mr. Thomsen worked at Measurex Corporation (now a part of Honeywell Corporation) where he served as Senior Vice President and Chief Financial Officer. Mr. Thomsen is also currently a member of the Board of Directors of the Cardiac Therapy Foundation of the Mid-peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. Mr. Thomsen holds a bachelor of science degree in business administration from Valparaiso University and a master degree in business administration from the University of Michigan. He is also a certified public accountant.

Mr. Levy has been a director since March 2006. Mr. Levy served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy is also currently a member of the Board of Directors of Zhone Technologies, a broadband equipment vendor, Allot Communications, a developer of networking systems for carriers, and privately held GENBAND Inc, an innovator of IP Infrastructure. Mr. Levy holds a master degree in business administration and a bachelor of science degree in materials engineering from Rensselaer Polytechnic Institute.

Mr. Marini has been a director since October 1996. Mr. Marini has been the founder and Managing Director of Noventi, a Silicon Valley-based early-stage technology venture capital firm, since March 2002. He also serves as Chairman of Marini Investments, a private investment company of TES, an industrial automation company, and of Cosmo Industrie, an engineered construction products company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously he held technical and management positions with Olivetti and IBM. He currently serves on the boards of several private companies. Mr. Marini holds a computer science laureate degree from the University of Pisa, Italy.

Mr. Martin H. Singer has been our Chief Executive Officer and Chairman of the Board since October 2001. Prior to that, Mr. Singer served as our non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director since August 1999. From October 2000 to May 2001, Mr. Singer was an independent consultant. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Mr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Master of Arts degree and a Ph.D. in experimental psychology from Vanderbilt University. Mr. Singer is a member of the Executive Board of the Midwest council of the AeA (American Electronics Association). He is also on the advisory board for the Master of Management & Manufacturing program at Northwestern University (Kellogg) and served on the standing advisory group for the Public Company Accounting Oversight Board for two years. In March 2009, Mr. Singer was appointed a member of the Board of Directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services. He received the Martin N. Sandler distinguished Achievement Award (2007) from the AICC for his contributions to the development of economic ties between Israel and the U.S. He received the Executive Leadership Award (2008) from the AeA for his contributions to the technology community over several years. Mr. Singer has 7 patents in telecommunications and has written numerous articles on network evolution, immigration and labor policy, and other issues related to technology development.

CORPORATE GOVERNANCE

Board and Committee Meetings

Our Board of Directors held a total of ten meetings during fiscal 2008. The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the Nasdaq independence requirements. The Board of Directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of our Audit Committee meet the Nasdaq financial literacy requirements. During our last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

				Meetings
				Held in
			Date Current Written	Fiscal
Committee	Members During Fiscal 2008	Committee Functions	Charter Adopted	2008

Audit	Carl A. Thomsen (Chair) Steven D. Levy Giacomo Marini	• Selects our independent auditors • Oversees our internal financial reporting and accounting controls • Consults with and reviews the services provided by our independent auditors	Originally adopted August 1999; last amended November 2008	8
Compensation	Richard C. Alberding (Chair) Brian J. Jackman John R. Sheehan	• Reviews and recommends to the Board of Directors the compensation and benefits of our Chief Executive Officer	Originally adopted August 1999; last amended May 2007	9
		• Reviews and approves compensation and benefits of our other executives and senior management
		• Establishes and reviews general policies relating to the compensation and benefits of our employees
Nominating and Governance	John R. Sheehan (Chair) Brian J. Jackman	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders	Originally adopted February 2004; last amended March 2005	3

•   Reviews and makes recommendations on matters regarding corporate governance, composition of
the Board of Directors, evaluation and nominations, committees of the Board of
Directors and conflicts of
interest

		• Establishes, maintains and improves corporate governance guidelines

A copy of each charter for our committees of the Board of Directors is available on our website located at www.pctel.com. They may be found on the website in “Corporate Governance” under “Investor Relations.”

Mr. Jackman is currently the lead independent director of our Board of Directors. As lead independent director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between our Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with our General Counsel regarding communications received from our stockholders.

Independence

Currently our Board of Directors has seven members. Our Board of Directors recently determined that the six non-employee directors are “independent directors” based on the Nasdaq and SEC standards for independence. Only independent directors may serve on our Audit, Compensation and Nominating and Governance Committees.

In determining the independence of our directors, the Board of Directors affirmatively decides whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board of Directors is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director, and reviews the applicable standards with each member of the Board of Directors.

Director Nomination Process

Stockholder Recommendations and Nominations.

It is the policy of our Nominating and Governance Committee to consider director candidates recommended by our stockholders holding on the date of submission of such recommendation at least 1% of the then outstanding shares of our common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of our Corporate Secretary, at our offices located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and PCTEL within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

In accordance with the advance notice provision in our bylaws, director nominations to be considered at the next annual meeting of stockholders must be received not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of our 2010 annual meeting of stockholders, director nominations must be received by December 29, 2009.

Identifying and Evaluating Nominees for Director.

The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources.

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors.

-	The needs of the Board of Directors and its committees.

-	The candidate’s judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service and potential conflicts of interest.

-	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the Board of Directors:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment.

•	Skills which are complementary to those of the existing Board of Directors.

•	The ability to assist and support senior management and make significant contributions to our success.

•	An understanding of the fiduciary responsibilities which are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Compensation of Directors

Cash and Stock Compensation.  In 2008, our non-employee directors received an annual cash retainer of $12,500 and shares of restricted common stock equivalent to $4,000. They also received $2,500 per board meeting attended (unless the board meeting was conducted by teleconference, in which case directors received $1,000 for each such telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, our non-employee directors received additional shares of restricted stock as set forth below:

•	the chairs of our Compensation Committee and Nominating and Governance Committee each received shares of restricted common stock equivalent to $7,000; and

•	our lead independent director and Audit Committee chair each received shares of restricted common stock equivalent to $10,000.

All of the shares of restricted common stock received by our non-employee directors in 2008 vested six months after the date of grant, provided that the individual continued to serve as a director on such date.

Our 1997 Stock Plan (defined on page 21) provides for the non-discretionary, automatic grant of options to each of our non-employee directors. Each new non-employee director is automatically granted an option to purchase 15,000 shares on the date on which such person first becomes a director. These initial grants vest over a period of three years, with one-third of the number of shares granted vesting on each anniversary of the date of grant, provided that the optionee continues to serve as a director on these dates. Furthermore, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock on January 1 of each year, provided that he or she has served on the Board of Directors for at least six months. These subsequent grants vest fully on the first anniversary of the date of grant, provided that the optionee continues to serve as a director on such date. Under the terms of our 1997 Stock Plan, the exercise price of options granted to non-employee directors must be 100% of the fair market value of our common stock on the last trading day preceding the date of grant.

Commencing on January 1, 2009, our non-employee directors will receive an annual cash retainer of $22,500 and shares of restricted common stock equivalent to $35,000. They will also receive $1,500 per board meeting attended (unless the board meeting is conducted by teleconference, in which case directors will receive $1,000 for each such telephonic meeting in which they participate) and $1,000 per committee meeting attended. In addition, our non-employee directors will annually receive the following additional shares of restricted stock:

•	the chair of our Audit Committee will receive shares of restricted common stock equivalent to $10,000;

•	the chair of our Compensation Committee will receive shares of restricted common stock equivalent to $9,000;

•	the chair of our Nominating and Governance Committee will receive shares of restricted common stock equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees will receive shares of restricted common stock equivalent to $5,000; and

•	our lead independent director will receive shares of restricted common stock equivalent to $10,000.

All the grants to the non-employee directors described above will be awarded on the date of the annual meeting and will have no vesting period. The actual number of shares granted is based on the total dollar value divided by the per share closing price of our stock on the date of grant.

Deferred Compensation Plan.  Our non-employee directors are eligible to participate in the Board of Directors Deferred Compensation Plan. The principal purpose of the Board of Directors Deferred Compensation Plan is to provide additional retirement benefits and income tax deferral opportunities for our non-employee directors. The Board of Directors Deferred Compensation Plan permits the deferral of cash compensation that would otherwise be received by the non-employee directors for their service on our Board of Directors. Compensation that is deferred under the Board of Directors Deferred Compensation Plan will be paid out by the company upon the termination of a non-employee director’s service on the Board of Directors. If such termination occurs after the non-employee director has reached the age of 55, such non-employee director may elect to receive the deferred compensation in a lump sum, annually over 15 years, or over the lifetime of the non-employee director in 20 annual payments.

Deferred Stock Plan.  Our non-employee directors are eligible to participate in the Board of Directors Deferred Stock Plan. The principal purpose of the Board of Directors Deferred Stock Plan is to provide additional retirement benefits and income tax deferral opportunities for our non-employee directors. The Board of Directors Deferred Stock Plan permits the deferral of stock option gains and restricted stock awards that would otherwise be received by the non-employee directors for their service on our Board of Directors. The shares that are deferred under the Board of Directors Deferred Stock Plan will be distributed by the company upon the termination of a non-employee director’s service on the Board of Directors.

Reimbursements.  In addition, each of our non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his service on our Board of Directors.

Directors’ Compensation for the Fiscal Year Ended December 31, 2008

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards(1)(2)	Awards(3)	Total
Name	($)	($)	($)	($)

Richard C. Alberding	38,000	10,998	15,696	64,694
Carl A. Thomsen	38,000	13,992	15,696	67,688
Steven D. Levy	38,000	3,992	22,979	64,971
Giacomo Marini	38,000	3,992	15,696	57,688
Brian J. Jackman	40,000	13,992	15,696	69,688
John R. Sheehan	40,000	10,998	15,696	66,694

(1)	The values shown reflect the dollar amounts recognized in 2008 for financial reporting purposes, utilizing fair value determined under Financial Accounting Standard 123R (“FAS 123R”). The assumptions used in calculating these amounts are discussed in note 12 to our financial statements for the year ended December 31, 2008, filed with our Annual Report on Form 10-K. The values shown reflect 1,135 shares for each of Messrs. Alberding and Sheehan, 1,444 shares for each of Messrs. Thomsen and Jackman, and 412 shares for each of Messrs. Levy and Marini.

(2)	The equity portion of the directors’ annual retainer for committee and board membership vests six months from the date of grant. The number of shares stated is based on a dollar amount converted to shares using the closing price of our common stock as of the date of the annual meeting held on June 10, 2008. At December 31, 2008, Mr. Alberding held 6,444 shares, Mr. Thomsen held 8,052 shares, Mr. Levy held 1,241 shares, Mr. Marini held 34,769 shares, Mr. Jackman held 7,816 shares, and Mr. Sheehan held 6,398 shares.

(3)	The values shown reflect the dollar amounts recognized in 2008 for financial reporting purposes, utilizing fair value determined under FAS 123R. The assumptions used in calculating these amounts are discussed in note 12 to our financial statements for the year ended December 31, 2008, filed with our Annual Report on Form 10-K. Historically, on the first trading day of each year, the continuing non-employee directors have been granted stock options for 10,000 shares which vested in full one year from the date of grant. Each new director receives a stock option for 15,000 shares upon his election or appointment to the Board of Directors vesting in equal annual increments over three years from the date of grant. In fiscal 2008, each of our continuing non-employee directors received a stock option for 10,000 shares on January 1, 2008. The per-option grant date value under FAS 123R was $6.86 for such options. The final annual increment of Mr. Levy’s stock option that he received as a new director in 2006 vested in March 2009. Commencing January 1, 2009, directors will no longer receive stock options.

At December 31, 2008, Mr. Alberding held options to purchase 87,500 shares, Mr. Thomsen held options to purchase 65,000 shares, Mr. Levy held options to purchase 35,000 shares, Mr. Marini held options to purchase 80,000 shares, Mr. Jackman held options to purchase 72,500 shares, and Mr. Sheehan held options to purchase 65,000 shares.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with our independent directors may do so by sending an e-mail message to our Vice President and General Counsel at general.counsel@pctel.com. The general counsel monitors these communications, consults with the current lead independent director, and provides a summary of all received messages to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the general counsel may obtain more immediate attention of the appropriate committee or independent director of the Board of Directors, of independent advisors or of our management. The general counsel may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2009 annual meeting of stockholders and it is expected that our lead independent director will be in attendance at every annual meeting of stockholders. At the 2008 annual meeting of stockholders, Mr. Singer was in attendance.

Code of Ethics

We adopted the PCTEL, Inc. Code of Ethics for Principal Executive and Key Financial Officers (“Financial Code of Ethics”). The Financial Code of Ethics applies to the principal executive financial officer, the principal accounting officer or controller and persons performing similar functions and responsibilities who shall be identified by the Audit Committee from time to time.

The Financial Code of Ethics is available on our website, located at www.pctel.com. It may be found at the website as follows:

1. From the main web page, click on “Investor Relations,”

2. Next, click on “Corporate Governance,”

3. Finally, click on “Financial Code of Ethics.”

We intend to satisfy the disclosure requirement required under Form 8-K regarding an amendment to, or waiver from, a provision of the Financial Code of Ethics by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, none of Richard C. Alberding, John R. Sheehan, or Brian J. Jackman were officers or employees of PCTEL while they served as members of the Compensation Committee. In addition, no executive officer of PCTEL served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL #2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009. This appointment is being presented to our stockholders for ratification at the 2009 annual meeting of stockholders.

Before selecting Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2009, our Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of our financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2009 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the approximate aggregate fees billed to us or expected to be billed to us by Grant Thornton LLP for our 2008 and 2007 fiscal years:

	Fiscal Year 2008	Fiscal Year 2007
Type of Fees	($)	($)

Audit Fees(1)	702,346	748,110
Audit-Related Fees(2)	—	100,000
Tax Fees(3)	23,000	—
All Other Fees(4)	1,500	—

Total Fees	726,846	848,110

(1)	Audit Fees — These are fees for professional services for the 2008 and 2007 fiscal years. The professional services provided included auditing our annual financial statements, reviewing our quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting that are related principally to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services related principally to tax preparation services and tax consultation services. For the 2007 fiscal year no services that fell within this category were performed.

(4)	All Other Fees — These are fees for permissible services that do not fall within the above categories. For the 2007 fiscal year no services that fell within this category were performed.

Pre-Approval of Independent Auditor Services and Fees

Our Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided by Grant Thornton LLP and has determined that the firm’s provision of such services to us during fiscal 2008 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interest and in that of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by:

•	Each stockholder known by us to beneficially own more than 5% of our common stock;

•	Each of our directors, including director nominees;

•	Each of our named executive officers named in the Summary Compensation Table on page 35; and

•	All of our directors and executive officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 18,839,216 shares of our common stock outstanding as of March 31, 2009. In addition, shares of common stock that are exercisable as of March 31, 2009 or will become exercisable on or before May 30, 2009 (60 days subsequent to March 31), are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

	Number of	Number of		Percent of
	Shares	Shares	Total Shares	Shares
	Beneficially	Underlying	Beneficially	Beneficially
	Owned	Options	Owned	Owned
Beneficial Owners	(#)	(#)	(#)	(%)

5% Stockholders
Entities affiliated with Dimensional Fund Advisors LP(1) Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	1,780,062	—	1,780,062	9.45
Entities affiliated with Barclays Global Investors, NA(2) 400 Howard Street San Francisco, CA 94105	1,488,178	—	1,488,178	7.90
Austin W. Marxe and David M. Greenhouse(3) 527 Madison Avenue, Suite 2600 New York, NY 10022	1,435,172	—	1,435,172	7.62
Royce & Associates LLC(4) 1414 Avenue of the Americas New York, NY 10019	1,339,692	—	1,339,692	7.11
J. Carlo Cannell(5) P.O. Box 3459 240 E. Deloney Ave. Jackson, WY 83001	1,046,074	—	1,046,074	5.55
Renaissance Technologies LLC(6) 800 Third Avenue New York, NY 10022	959,300	—	959,300	5.09
Directors and Named Executive Officers
Martin H. Singer(7)	427,457	541,156	968,613	5.14
Jeffrey A. Miller	172,186	169,656	341,842	1.81
John W. Schoen(8)	197,494	67,000	264,494	1.40
Luis Rugeles	75,530	21,406	96,936	*
Robert Suastegui	79,693	7,188	86,881	*
Giacomo Marini(9)	34,769	80,000	114,769	*
Richard C. Alberding(10)	6,444	87,500	93,944	*
Brian J. Jackman	7,816	72,500	80,316	*
Carl Thomsen(11)	8,052	65,000	73,052	*
John R. Sheehan(12)	6,398	65,000	71,398	*
Steven D. Levy	1,241	35,000	36,241	*
All directors, director nominees and named executive officers as a group (11 persons)	1,017,080	1,211,406	2,228,486	11.83

*	Less than 1% of the outstanding shares of common stock.

(1)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2009. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over all of such shares and sole voting power over 1,747,203 of such shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all of such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(2)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by Barclays Global Investors, NA (“BGIN”), Barclays Global Fund Advisors (“BGFA”),

Barclays Global Investors, LTD (“BGIL”), Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, the “Barclays Group”) on February 5, 2009. According to such Schedule 13G, of the 1,488,178 shares of common stock, BGIN possesses sole dispositive control over 657,174 shares and sole voting power over 632,144 shares; BGFA possesses sole dispositive control over 818,833 shares and sole voting power over 610,078 shares; and BGIL possesses sole dispositive control over 12,171 shares. The Schedule 13G filed by the Barclays Group contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(3)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Austin W. Marxe and David M. Greenhouse on February 13, 2009. According to such Schedule 13G/A, Messrs. Marxe and Greenhouse share sole voting and investment power with respect to such shares. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), which is the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“SS Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership, which is the general partner of Special Situations Fund III QP, L.P. (“SSFQP”). Messrs. Marxe and Greenhouse are also members of SST Advisers, L.L.C., which is the general partner of Special Situations Technology Fund, L.P. (“SS Technology”) and the Special Situations Technology Fund II, L.P. (“SS Tech II”). AWM also serves as the investment adviser to SSFQP, SS Technology, and SS Tech II. Of the 1,435,172 shares of common stock, 143,237 shares are owned by SS Cayman, 842,628 shares are owned by SSFQP, 102,477 shares are owned by SS Technology, and 346,830 shares are owned by SS Tech II. The Schedule 13G/A filed by Messrs. Marxe and Greenhouse contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(4)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Royce & Associates LLC (“R&A”) on January 27, 2009. R&A, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by R&A contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(5)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by J. Carlo Cannell on February 17, 2009. According to such Schedule 13G, Mr. Cannell is the sole managing member of Cannell Capital LLC (“CCL”), which is the general partner and investment adviser to Anegada Master Fund Limited (“Anegada”), Tonga Partners, L.P. (“Tonga”) and Tonga Partners QP, L.P. (“TongaQP” and collectively with Anegada and Tonga, the “Tonga Funds”). The Tonga Funds own in the aggregate 1,046,074 shares of our common stock. Mr. Cannell possesses sole dispositive control and voting power over such shares in his position as the sole managing member of CCL. The Schedule 13G filed by Mr. Cannell contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(6)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and James H. Simons on February 13, 2009. According to such Schedule 13G, Mr. Simons serves in the position as control person of Renaissance. The Schedule 13G filed by Renaissance and Mr. Simons contained information as of December 31, 2008 and may not reflect current holdings of our common stock.

(7)	Includes 1,000 shares of common stock held by the Andrea Singer Trust and 18 shares held by Brian Adam Singer, his son.

(8)	Includes 103,064 shares of common stock held by the John W. Schoen III Living Trust

(9)	Includes 34,769 shares of common stock held by the Giacomo Marini Trust

(10)	Includes 6,444 shares of common stock held by the Richard C. Alberding Revocable Trust

(11)	Includes 8,052 shares of common stock held by the Thomsen Family Trust

(12)	Includes 4,080 shares of common stock held by the Two Rivers Associates LLC (“Two Rivers”). Mr. Sheehan is the Managing Director of Two Rivers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors was formed in March 2000 and currently consists of Mr. Alberding, Mr. Sheehan and Mr. Jackman, each of whom is an independent, non-employee director of our company. The CEO and other members of management are invited from time to time by the Committee to observe and participate in Committee meetings.

The original charter of the Compensation Committee was adopted by our Board of Directors in August 1999. The Committee has reviewed the charter on an annual basis and has modified it from time to time, most recently in May 2007, to clarify the responsibilities of the Committee in recognition of our corporate governance needs as well as current industry requirements and practices. The charter of the Committee is located on our website (www.pctel.com) in the “Corporate Governance” section under “Investor Relations.”

The Committee maintains minutes of its meetings, and reports to our Board of Directors on at least a quarterly basis to make our Board of Directors aware of significant matters that require its attention. The Committee met a total of nine times in 2008.

Responsibilities of the Committee

Acting on behalf of our Board of Directors, the Compensation Committee’s responsibilities are outlined in its charter and include the following:

•	Reviewing the performance of the CEO, taking into consideration the performance evaluations conducted through our Nominating and Governance Committee with the other members of our Board of Directors;

•	Reviewing the performance of our other executive officers;

•	Recommending to our Board of Directors the total compensation package for the CEO and determining and approving the compensation for the other executive officers and key managers;

•	Providing guidance with respect to the compensation philosophies and goals for all of our employees, including the CEO and other executive officers;

•	Administering our employee stock plans and employee stock purchase plan, including determining eligibility and the number and type of equity awards to be granted and the terms of such grants; and

•	Reviewing and recommending to our Board of Directors equity and cash compensation incentives for the outside directors on our Board of Directors.

Annual Compensation Process

The compensation of the CEO and all other executive officers and key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers and key managers of our company other than the CEO. The CEO’s compensation must be approved each year by the non-employee directors of our Board of Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is conducted by the Nominating and Governance Committee based on input from each member of our Board of Directors, including the CEO. This evaluation includes the business and financial performance of our company, the CEO’s success in executing our company’s near term objectives and long range strategies, and the quality of the CEO’s interaction with the Board of Directors, the management and our company’s stockholders. At the time of this performance evaluation, the Compensation Committee solicits guidance from our Board of Directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the Committee, as well as our Lead Director, will solicit comment from the CEO in the course of the Committee’s formulation of its recommendation.

The Committee uses its independent judgment, based in part on the advice of The Delves Group, the Committee’s independent compensation consultant (described in “Compensation Philosophy — Survey Data, Peer Groups and Use of Industry Benchmarking Data” below), in formulating its recommendation to our Board of Directors with respect to the CEO’s compensation. With limited exceptions, the Committee’s discussions on the elements of compensation for the CEO are conducted in closed session, typically with its compensation consultant in attendance but with no company employees present. The CEO is not permitted to participate in the deliberations by our Board of Directors in its evaluation of the Committee’s recommendation for CEO compensation.

The Compensation Committee also establishes the compensation for the executive officers (other than the CEO) and key managers. The CEO provides significant assistance to the Committee each year and attended four of the Compensation Committee’s nine meetings in 2008. The CEO assists the Committee by providing his insights as to the individual performance of each of the other executive officers and key managers whose compensation is determined by the Committee. In addition, the CEO reviews the compensation data compiled by the independent compensation consultant retained by the Committee (as described in “Compensation Philosophy — Survey Data, Peer Groups and Use of Industry Benchmarking Data” below) and, consistent with such data, the company’s compensation philosophy and the individual performance of the executive officer or key manager, the CEO makes a specific recommendation for the salary, bonus and equity components of such officer’s or key manager’s compensation. The Committee gives significant consideration to the recommendations of the CEO although it is not required to do so. After consulting with its independent compensation consultant and the CEO, the Committee, in its discretion, sets the annual compensation for the executive officers and key managers.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for executive officers and key managers is to maximize stockholder value over time. The primary goals of the executive compensation program are, therefore:

•	To closely align the interests of the executive officers and key managers with those of our stockholders with the objective of enhancing stockholder value;

•	To provide such executive officers and key managers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs, and benefits that embrace a balance of work and family life, and to promote for each an opportunity to advance in a rapidly growing organization;

•	To offer a collaborative workplace environment where each executive officer and key manager has the opportunity to impact our company’s long term success;

•	To maintain a significant portion of each executive officer’s total compensation at risk and tied to the achievement of financial, organizational and management performance goals established by the Board of Directors;

•	To offer competitive compensation opportunities that give us the ability to attract and retain highly experienced executive officers and key managers whose skills are critical to our long term success, motivate individuals to perform at their highest level, and reward outstanding achievement; and

•	To provide increased rewards for superior individual and corporate performance, and substantially reduced or no rewards for average or inadequate performance.

It is the Committee’s practice to review at least annually all components of compensation for our executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with our compensation philosophies and objectives. Internal pay equity among our executive officers and key managers, i.e., the relationship that exists between the total compensation we pay to the CEO to compensation levels we pay to our other executive officers and key managerers, is also a factor in the Committee’s assessment of total compensation.

With these considerations in mind, the general philosophy of the Committee has been to (i) establish executive compensation at a level between the median and the 75th percentile of total direct compensation in reference to a peer group of publicly traded companies and in accordance with other competitive market information, and (ii) establish a strong correlation between the level of compensation and the financial performance of our company compared against its peer group and other companies.

Independent Compensation Consultant.  The Compensation Committee relies significantly upon the services of an independent compensation consultant in applying its judgment as to appropriate levels and components of compensation for the executive officers and key managers in our company. In 2008, we renewed the annual engagement of The Delves Group, an independent, Chicago-based compensation consulting firm, to assist the Committee in establishing our compensation goals and objectives, to provide relevant peer group and survey data on the compensation practices of other companies, and to advise on industry trends in executive compensation. The Committee first engaged The Delves Group in 2004 and has renewed this engagement each year. Although the fees of this consultant are paid by our company, the consultant is accountable and has direct reporting responsibility to the Committee. The Committee’s practice is to invite a representative of this consulting firm to attend substantially all Committee meetings.

Survey Data, Peer Groups and the Use of Industry Benchmarking Data.  An important factor in the Compensation Committee’s analysis of executive compensation, particularly as it relates to the compensation of the CEO and the other executive officers and key managers, is the use of compensation data derived from broadly available compensation surveys compiled by recognized compensation firms, as well as publicly available data from a peer group of publicly traded companies that are comparable to PCTEL. The survey data used by the Committee’s independent compensation consultant is derived from different databases of companies that compare to PCTEL only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The independent compensation consultant, with assistance from our company’s management and guidance from the Committee, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Although it is not possible to construct a group of companies with characteristics entirely similar to PCTEL, The Delves Group compiles data from companies that are similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors.

In 2008, the peer group of companies expanded to 16 companies, with 2007 revenues ranging from approximately $25-$260 million and median 2007 revenues of approximately $95.0 million. This group consisted of the following:

• Symmetricom	• Westell Technologies, Inc.
• Airspan Networks, Inc.	• Channell Commercial Corporation
• Clearwire Corporation	• NMS Communications Corporation
• EFJ, Inc.	• Axesstel, Inc.
• Ditech Networks, Inc.	• Proxim Wireless Corporation
• Centillium Communications, Inc.	• Wireless Telecom Group, Inc.
• RELM Wireless Corporation	• NextWave, Inc.
• CalAmp Corporation	• LeCroy Corporation

The peer group of companies for 2009 will remain the same as for 2008, excluding NextWave, Inc.

The compensation data derived from this peer group, which was ranked by amount, consisted of annual and long term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from this peer group included revenue growth, EBA (earnings before amortization) and EBA margin, EBITD (earnings before interest, taxes and depreciation), and TSR (total shareholder return). The Delves Group provided a comprehensive pay-for-performance analysis in connection with the Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Industry benchmarking information from the survey data and the identified peer group has been equally relevant to the Committee in respect of establishing cash compensation and equity ownership levels among the company’s executive officers and key managers. The Committee uses benchmarking information to evaluate “total compensation” of our company’s executive officers (i.e., principally salary, bonus and long term incentives combined), and looks upon this category of information as a key measure of executive compensation.

Although survey data, peer group and industry benchmarks continue to provide the Committee with useful information, the rapid decline in economic conditions in the United States and the relevant industries since the data was collected has resulted in the Committee also relying on other more current information provided by the independent compensation consultant.

Principal Elements of Compensation

The principal elements included in executive compensation for our company’s CEO, executive officers and key managers consist of:

•	annual salary;

•	annual bonus administered under our Short Term Incentive Plan;

•	long term equity incentive awards under our 1997 Stock Plan (as amended and restated August 20, 2008, effective January 1, 2009) (the “1997 Stock Plan”);

•	health and medical benefits and other standard benefits; and

•	tax deferral benefits and matching contributions by our company under our Executive Deferred Compensation Plan and tax deferral benefits under our Executive Deferred Stock Plan.

Annual Salary.  The Committee uses salary as the principal element of cash compensation for our executive officers and key managers. In addition to consideration of the performance levels, experience and responsibilities of our executive officers and key managers in reviewing compensation, the Committee seeks to establish for our executive officers and key managers an annual salary that is competitive with those paid to executive officers and key managers at comparably situated companies. This element of compensation is key to our company’s ability to hire and retain executive officers and key managers.

Annual Bonuses under our Short Term Incentive Plan.  This plan is a performance-based bonus plan that awards annual cash or stock bonuses based on the achievement of corporate and organizational unit-level objectives tailored to specific growth and business goals established by management with the approval of the Compensation Committee and, with respect to the CEO, established by our Board of Directors. Executive officers and key managers are permitted to earn maximum potential bonuses expressed as a percentage of their annual salary. The bonus each year is structured to be payable at lesser or greater amounts based on under- or over-achievement of the identified performance objectives.

The Committee looks upon the bonus component of executive compensation as its principal tool in structuring incentives designed to realize our company’s yearly growth objectives. The performance objectives that are the basis of awards under the Short Term Incentive Plan are in general tied to, or derived from, our company’s annual financial plan for the upcoming year as approved by our Board of Directors. As a result, awards under this plan tend to focus more on near term operational and financial objectives of our company. See the discussion below on page 26 under “Short Term Incentive Plan.”

Long Term Incentives.  Our company provides long term incentives on an annual basis through the grant of restricted stock and stock options under its stock plans. The nature and terms of the equity award are determined by the Committee, based on the kinds of motivations that the Committee is seeking to establish. The Committee believes that risk is an important element in structuring compensation for our executive officers and key managers.

Because of the long range vesting arrangements that are implemented with grants of restricted stock (both service-based and performance-based shares) and stock options, as well as the potential for appreciation in the value of our stock in public trading markets as our company grows, the Committee regards this element of compensation as having long term incentive and retention value in the hands of management. In addition, since these incentives that are service-based are structured to vest over a term that ranges from two to four years, depending on the nature of the award, their incentive value to our management is more strategic in nature.

The Compensation Committee recognizes the risk-based nature of stock options and performance-based restricted stock, i.e., their economic value to the recipient is dependent on an increase in the stock price in the case of stock options and achievement of performance objectives in the case of performance-based restricted shares.

Beginning in 2005, the Committee determined to use restricted stock grants instead of stock options as the principal form of long term incentive award for our company’s executive officers and key managers. The Committee believes that restricted stock grants (i) can be more readily adapted to performance-oriented goals and objectives than stock options; (ii) provide greater motivational benefit in the hands of our company’s management and encourage focus on longer term results; (iii) promote increasing ownership of our company’s stock by our management, and (iv) serve to retain executive officers and key managers.

In addition, the use of restricted stock requires substantially fewer shares to achieve the same economic incentive as a stock option, thereby permitting the company to grant smaller awards and conserve the stock reserves under our stock plans. Because restricted stock grants do not require the payment of an exercise price by the recipient, they have inherently greater value to the recipient.

Stock Ownership Guidelines

From time to time, the Compensation Committee has considered the implementation of formal stock ownership guidelines for our company’s named executive officers and the Board of Directors. The Committee currently believes that formal stock ownership guidelines for either the named executive officers or the Board of Directors are unnecessary due to our company’s historical emphasis on the use of stock instead of cash as the form of payment of bonuses to executive officers and key managers under the Short Term Incentive Plan, the existing annual stock elements of director compensation, and the actual ownership levels of stock by both officers and the directors in our company. However, the Committee continues to evaluate the need for stock ownership guidelines on a periodic basis.

Under the insider trading policy adopted by our company at the time of our initial public offering, as amended October 2002 and December 2007, our insiders are prohibited from trading in our common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of our company, including any put or call options.

PCTEL Equity Incentive Plans and Terms of Grant

Our company has traditionally provided long term incentives to our executive officers and key managers through the grant of restricted stock and stock options under the 1997 Stock Plan. This Plan was approved by the stockholders at the time it was originally adopted in 1997; in 2006 material amendments to the Plan (including an increase in the reserve of shares for issuance under the plan) were also approved by our stockholders; and on August 20, 2008 non-material modifications were made to the Plan, effective January 1, 2009, to comply with regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to amend the Board of Directors’ compensation.

Material Terms of Stock Option Grants.  Stock options granted to employees have a term of 10 years and are exercisable over time, typically over a period of 48 months from the date of grant, subject to the continued employment of the recipient. Under this 48-month exercisability schedule, there is a one year “cliff” period at the conclusion of which 25% of the shares subject to the option grant become exercisable; thereafter, the remaining option shares become exercisable in equal monthly increments over the balance of the four-year vesting period. All stock option grants made to our company’s employees, including officers, have an exercise price equal to the fair market value of the common stock on the date of grant, based on the trading price of the common stock as reported by Nasdaq. The Compensation Committee and our Board of Directors have determined, as a matter of policy, that all stock option grants under the 1997 Stock Plan will be non-statutory options for federal tax purposes. A non-statutory option is taxable to the recipient upon exercise of the option to the extent that the fair market value of the stock on the exercise date exceeds the exercise price.

Because the economic value of a stock option to the employee is dependent upon an increase in the trading price of the common stock above the exercise price of the option, this portion of an employee’s compensation is directly aligned with an increase in stockholder value. If the trading price of the stock falls below the exercise price of the stock option, as has happened from time to time in respect of company stock option grants, then the stock option may lose its incentive value to the recipient. The Committee has never repriced previously granted stock options where the trading price of the stock is less than the exercise price, and our 1997 Stock Plan expressly prohibits the repricing of previously granted awards.

Material Terms of Service-Based Restricted Stock Grants.  Restricted stock grants typically vest in equal annual increments over four years from the date of grant, subject to the continued employment of the recipient. In some cases, restricted stock grants have been made with shorter vesting periods (two or three years) depending on the purpose for which they have been awarded, and in some cases will vest only at the end of a defined period (“cliff vesting”). As restricted stock grants vest, there is no exercise price to be paid to enable the recipient of the grant to realize the value of the stock at the vesting date. As a result, even though the stock price of our company may drop below the price of the stock on the grant date of the restricted share, the share continues to hold residual value in the hands of the recipient. The fair market value of the restricted stock as it vests (based on the trading price of the stock) represents taxable gain to the employee at that time. Our company has the right to require the employee recipients to meet their statutory tax withholding obligations on each vesting date through the delivery of their vested shares net of the number of shares used to satisfy the withholding obligation.

Material Terms of Performance-Based Restricted Stock Grants.  Beginning with the grant of long term incentives in 2006 to the CEO, and continuing in 2007 and 2008 to the CEO and the other named executive officers, the Compensation Committee has used performance-based restricted stock grants as an element of executive compensation. The Committee believes that the performance measures used in constructing long term incentives must be meaningful to management, must emphasize the long term strategic goals of our company, and must remain relevant over a period of several years. The principal terms of these performance-based incentive grants are summarized below on page 30 under “Long Term Equity Incentives: Service-Based Stock Options and Service-Based and Performance-Based Restricted Stock”. However, given the current economic conditions and difficulty in long-term forecasting, the Committee decided not to grant performance-based restricted stock in 2009.

Accounting.  Beginning January 1, 2006, FAS 123R became effective. This accounting standard in general requires that our company record a compensation charge equal to the value of each equity incentive award on the date of grant.

Administrative Protocols for the Grant of Equity Incentives

Board and Committee Authority for Stock Option and Restricted Stock Grants.  Consistent with the provisions of our company’s stock plans, the responsibility for the administration of the stock plans, including the grant of equity incentives under the plans, is conferred upon our Board of Directors, or a committee of our Board of Directors. Our Board of Directors has delegated to the Compensation Committee the authority to serve as administrator of our company’s stock plans.

The Compensation Committee adheres to the following protocols in the grant of equity incentive awards to our company’s employees, including executive officers and key managers:

•	The Committee has delegated to the Chair of the Committee (currently Mr. Alberding) the authority to formally approve award grants to new and continuing non-officer employees recommended by the CEO or the Director of Human Resources. This delegation is not exclusive; the Committee retains the right to formally approve award grants as well. Equity awards approved by the Committee Chair are based on a matrix of equity incentive ranges reviewed and approved by the Committee from time to time for non-officer employees based on title, job responsibility, seniority and other factors. The vesting commencement date of awards for new employees is the commencement date of employment; for continuing employees, it is the date of grant.

•	Stock options or other equity incentive awards that are granted to senior managers and vice presidents of our company, not including the CEO, are authorized by the Committee.

•	Incentive grants for the CEO require the approval of our Board of Directors, taking into consideration the recommendation of the Committee.

Administrative Protocols in Stock Option and Restricted Stock Grants.  The company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under our company’s 1997 Stock Plan and our 2001 Nonstatutory Stock Option Plan as amended and restated November 7, 2008 (another plan that we use for non-officer employees) (“2001 Stock Plan”). This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•	The meeting date of the Compensation Committee or our Board of Directors, as the case may be, is the grant date of any approved award, unless the Committee or our Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or other award is required to be priced at the fair market value of the underlying stock, the closing price of the stock as reported by Nasdaq on the grant date is selected to represent that value.

•	Neither the Committee nor our Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period”. A “quiet period” is the time during which the executive officers and key managers of our company may be presumed to be in possession of non-public information concerning the financial performance of our company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the open of the market on the third trading day following the date of the company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Committee or our Board of Directors during such a “quiet period”, the Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of the common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following our company’s earnings release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. Because of our company’s practice since 2005 of paying bonuses to executive officers and key managers under the Short Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, have been awarded subject to a future grant date corresponding with the third day following our company’s quarterly earnings release.

•	Our company’s 1997 Stock Plan and 2001 Stock Plan provide that the reported closing price of our company’s stock on the grant date will be used to determine the fair market value of the stock and the exercise price of the option or award.

2008 Company Financial Performance, Officer Responsibilities and 2009 Executive Compensation

A portion of executive compensation is tied to the company’s financial performance, which historically has been measured by annual revenue and EBTA (defined as the company’s income net of taxes, stock-based compensation, amortization of intangibles, goodwill impairment and restructuring charges). For fiscal 2008, the company’s financial performance was below planned revenue. The company generated annual revenue of $76.9 million in 2008 as compared with planned revenue of $79.0 million. The difference between planned revenue and actual annual revenue is primarily attributable to the decline in sales to certain customers of the Antenna Products Group who completed long-term projects that had produced substantial sales in prior years.

The company’s actual EBTA for 2008 was $10.4 million as compared with planned EBTA of $11.9 million. The company would have exceeded the planned EBTA had it not incurred a decline of approximately $2.7 million in the company’s investments primarily related to mark-to-market losses on the company’s investment in Bank of America’s Columbia Strategic Asset Portfolio Enhanced Cash Fund.

The company’s 2009 financial plan, initially adopted by the Board of Directors in November 2008, was subsequently revised by management and approved by the Board of Directors in the first quarter of 2009 in light of unpredecented deteriorating market conditions.

For 2009, a portion of executive compensation will continue to be tied to the company’s financial performance; however, one of the metrics used to measure the company’s financial performance has changed. Non-GAAP operating profit (defined as GAAP operating profit excluding the following items: stock-based compensation, amortization or impairment of intangible assets, restructuring costs, and the gain or loss on the sale or disposal of assets and/or product lines, including the related royalties) will be used in 2009 to measure the company’s financial performance rather than EBTA. The difference between the two metrics is that non-GAAP operating profit excludes interest and the gain or loss related to the disposal of assets and/or product lines and the related royalties. The Compensation Committee made this change in order to eliminate the impact of actions and circumstances that are not within management’s control on the company’s ability to achieve the planned financial performance. For example, in 2008 the foregone interest income due to the company’s stock buyback and the special dividend paid to stockholders, as well as the general decline in interest rates, all negatively impacted the calculation of EBTA.

Mr. Singer recommended to the Compensation Committee several changes to the elements of compensation to be paid to the company’s executive officers and key managers in 2009. These recommendations include salary reductions for the executive officers (with one exception discussed on page 26 under “Executive Salaries — Salaries for Other Named Executive Officers”) as well as a salary reduction or a salary freeze for all other employees. In addition, he recommended that annual bonuses be reduced from 2008 levels. The objective of Mr. Singer’s recommendations was to reduce the company’s operating expenses in 2009. This is the second consecutive year in which management proposed a reduction in annual bonuses and containment of salaries for the named executive officers. The Compensation Committee considered these recommendations in the context of other information it deemed relevant to establishing executive compensation for 2009, including survey and peer group information obtained from The Delves Group, the Committee’s independent compensation consultant. See the discussion beginning on page 19 under “Compensation Philosophy-Independent Compensation Consultant”.

In connection with organizational and management changes made from time to time within the company, the corporate and unit responsibilities of the executive officers are relevant to the Committee’s evaluation of executive compensation:

•	Executive officers with chief corporate responsibilities in 2008 and 2009 are Mr. Singer as the Chief Executive Officer and Mr. Schoen as the Chief Financial Officer.

•	Executive officers with key organizational unit responsibility in 2008 and 2009 are Mr. Miller as the Vice President and General Manager of the Antenna Products Group, Mr. Rugeles as the Vice President and General Manager of the RF Solutions Group, and Mr. Suastegui as the Vice President and General Manager of Global Sales.

CEO Total Direct Compensation

Mr. Singer’s total direct target compensation for 2009, consisting of salary, target bonus and long term incentives equates to $890,975, representing a decline from total direct target compensation of $1,005,300 and total direct actual compensation of $915,975 in 2008. The 2009 target level is below the median of total direct compensation of comparable companies based on survey and peer group executive compensation information provided by the Compensation Committee’s independent compensation consultant. In comparison to its peer group, PCTEL’s financial performance for 2008 was, in general, at or above the median based upon data collected by the independent compensation consultant for the trailing 12-month and 36-month periods. The Committee believed that Mr. Singer’s total direct target compensation for 2009 was appropriate in light of management’s objective to reduce 2009 operating expenses.

Executive Salaries

CEO Salary.  In 2007, Mr. Singer’s salary was $450,000. In 2008, Mr. Singer’s salary was maintained at its 2007 level in recognition of the need to manage corporate operating expenses and to continue emphasis on stock appreciation and plan attainment as key elements of Mr. Singer’s overall compensation. For 2009, Mr. Singer’s salary will be reduced by 6% from $450,000 to $425,000. The reduction is part of the overall cost reductions that the company has undertaken in response to the impact of the worldwide economic decline.

Salaries for Other Named Executive Officers.

	2007(1)	2008(1)	2009(1)
Name	($)	($)	($)

John W. Schoen	250,000	250,000	240,000
Chief Financial Officer
Jeffrey A. Miller	260,000	260,000	240,000
V.P. and General Mgr. Antenna Products Group
Robert E. Suastegui(2)	n/a	225,000	220,000
V.P. and General Mgr. Global Sales
Luis Rugeles	200,000	220,000	220,000
V.P. and General Mgr. RF Solutions Group

(1)	In general, salary adjustments are effective April 1 of each year.

(2)	Mr. Suastegui became an executive officer of the Company in June 2007 and a named executive officer in 2008.

In 2009, the Compensation Committee accepted Mr. Singer’s recommendation and reduced the salaries for the current named executive officers by 2% to 8%, with the exception of Mr. Rugeles, whose salary will remain at the 2008 level in recognition of the performance of RF Solutions Group for which Mr. Rugeles has responsibility. These reductions are part of the cost reductions the company has undertaken as a result of the impact of the worldwide economic decline.

Short Term Incentive Plan

Our company pays annual bonuses to its executive officers and key managers under its Short Term Incentive Plan. Our Short Term Incentive Plan for each of 2008 and 2009 represented a continuation of the bonus structure that was originally conceived and implemented by the Committee in 2004. These annual bonuses are designed to:

•	Provide a direct link between management compensation and the achievement of annual corporate-level and unit-level objectives; and

•	Promote coordination among management and to unify the operating activities of our company’s organizational units.

As more fully discussed on page 29 under “Summary of the 2009 Short Term Incentive Plan”, the Compensation Committee approved compensation metrics for 2009 based on the financial performance of the Antenna Products Group, the RF Solutions Group and Global Sales, each as a separate organizational unit.

Key Terms of Short Term Incentive Plan.  The amount of the bonus awarded each year is based upon the achievement by each organizational unit, and the company as a whole, of approved goals. Our company’s annual financial plan, as reviewed and approved by our Board of Directors for a particular year, is used as the basis for the goals set forth in the Short Term Incentive Plan. These goals are approved by the Committee (or, in the case of the CEO, by our Board of Directors, upon the recommendation of the Committee) during the first quarter of the performance year.

For executive officers whose responsibilities were not confined to a particular organizational unit, the goals were weighted 100% in favor of corporate goals. For executive officers with responsibility for a specific organizational unit, the weighting of the goals was allocated between corporate goals and goals of the particular organizational unit. Corporate goals are defined in terms of planned revenue and planned non-GAAP operating profit (defined as GAAP operating profit excluding the following items: stock-based compensation, amortization or impairment of intangible assets, restructuring costs, and the gain or loss on the sale or disposal of assets and/or product lines, including related royalties). The goals established under the Short Term Incentive Plan are consistent with the annual financial plan for that year as approved by our Board of Directors. Organizational unit goals are generally defined in terms of planned operational goals under the control of the participating executive officers based on anticipated organizational unit performance. These organizational unit goals include planned revenue, gross margin, non-GAAP contribution and other operating measures for each particular organizational unit for the fiscal year.

In establishing performance goals under the plan (including over-achievement and under-achievement levels), the Committee takes into consideration the following factors:

•	The level of achievement under the company’s annual financial plan established by management and approved by the Board of Directors for the year.

•	Areas of desired improvement in financial and operating performance of the company, not necessarily included in the company’s annual financial plan.

•	The anticipated payout of awards under the plan measured against the likelihood that the company will be able to achieve the planned levels of performance.

In general, once the corporate and organizational unit goals of the company have been established for a fiscal year, the Committee has awarded payment to the executive officers and key managers under the plan in a manner that has been consistent with such goals. On occasion, the Committee has awarded special bonuses not contemplated by the Short Term Incentive Plan to executive officers or key managers for exemplary performance or significant commitment of personal time.

Bonus Payments in Stock.  Bonuses awarded under the 2008 Short Term Incentive Plan were paid in immediately vested shares of our common stock in lieu of cash. The Committee and Board of Directors have similarly determined that bonuses will continue to be paid in shares of the company’s immediately vested common stock under the 2009 Short Term Incentive Plan. The Committee approves the use of common stock as the currency for payment of bonuses under the plan in part to increase the equity ownership of management in the company, which the Committee believes serves to more closely align the interests of management with those of the company’s stockholders. The number of shares paid to an employee is determined by dividing the amount of the bonus by the closing price of the company’s common stock on Nasdaq on the effective date of the award.

Summary of the 2008 Short Term Incentive Plan

In 2008, achievement in full of the financial plan for that year (or a particular organizational unit target goal based on the financial plan) resulted in a target bonus of 40% of the maximum potential bonus for any particular individual.

The award of bonuses under the 2008 plan, approved by the Committee in February 2009, reflects the below-plan revenue and EBTA performance of the company. The participation in this plan by the CEO and our other named executive officers is summarized below.

	Maximum
	Potential	Weighting and	2008		Bonus
	Bonus as a %	Summary of	Targeted		Paid as a
	of 2008	Performance Measures	Bonus(1)	Bonus Paid(2)	% of Maximum
Name	Annual Salary	(corporate/organizational unit)	($)	($)	Potential Bonus

Martin H. Singer Chief Executive Officer	100	100% corporate (revenue, EBTA)	180,000	90,675	20.2
John W. Schoen Chief Financial Officer	80	100% corporate (revenue, EBTA)	80,000	40,300	20.2
Jeffrey A. Miller V.P. and General Mgr. Antenna Products Group	80	70% Antenna Products Group (controlled revenue, controlled EBTA), 30% corporate (revenue, EBTA)	83,200	35,963	17.3
Robert Suastegui V.P. and General Mgr. Global Sales	80	65% corporate revenue, 20% sales budget, 15% PCTEL EBTA	112,950	73,251	40.7
Luis Rugeles V.P. and General Mgr. RF Solutions Group	80	70% RF Solutions Group (controlled revenue, controlled EBTA), 30% corporate (revenue, EBTA)	70,400	122,434	69.6

(1)	The 2008 targeted bonus for a named executive officer was calculated by multiplying his maximum potential bonus in dollars by 40% (except for Mr. Suastegui whose targeted bonus was calculated by multiplying his maximum potential bonus in dollars by 63%).

(2)	Bonus awards were paid in shares of fully vested common stock.

Summary of the 2009 Short Term Incentive Plan

In March 2009, the Compensation Committee and the Board of Directors adopted a 2009 Short Term Incentive Plan with substantially the same structure as the 2008 plan, except that the EBTA metric has been replaced with non-GAAP operating profit as discussed in “2008 Company Financial Performance, Officer Responsibilities and 2009 Executive Compensation” beginning on page 24. The performance measures used in the 2009 Short Term Incentive Plan are derived from the 2009 financial plan.

In light of deteriorating market conditions, the Compensation Committee approved management’s recommendation to reduce the target bonus percentage from 40% to 30% of the maximum potential bonus. The reduction in the target bonus percentage is expected to reduce the aggregate amount paid by the company as bonuses under the 2009 Short Term Incentive Plan as compared with the target bonuses under the 2008 Short Term Incentive Plan. For example, if the company achieves the 2009 financial plan, the CEO will receive a bonus of $133,875 as compared with the $170,000 bonus he would have received if the target bonus percentage had not been reduced from 40% to 30%. If the company exceeds its annual revenue and non-GAAP operating profit targets in 2009, it will result in higher bonuses up to the 2009 maximum potential bonus, as reflected in the table below. Failure to achieve the 2009 financial plan will result in a corresponding reduction or elimination of bonuses.

The participation in the 2009 Short Term Incentive Plan by the CEO and our other named executive officers is summarized below.

				2009 Targeted
				Bonus Upon
		2009 Maximum		Full Achievement
		Potential Bonus		of Financial Plan(1)		Weighting and
	2009 Salary	As a %		As a %		Performance Measures
Name	($)	of Salary	In ($)(2)	of Salary	In ($)(2)	(corporate/organizational unit)

Martin H. Singer Chief Executive Officer	425,000	105	446,250	31.5	133,875	100% corporate (50% PCTEL revenue, 50% non-GAAP operating profit)
John W. Schoen Chief Financial Officer	240,000	85	204,000	25.5	61,200	100% corporate (50% PCTEL revenue, 50% non-GAAP operating profit)
Jeffrey A. Miller V.P. and General Mgr. Antenna Products Group	240,000	90	216,000	27.0	64,800	40% Antenna Products Group controlled revenue; 25% APG controlled non-GAAP operating profit; 15% APG non-GAAP gross margin; 10% PCTEL revenue; 10% PCTEL non-GAAP operating profit
Robert E. Suastegui V.P. and General Mgr. Global Sales	220,000	85	187,000	25.5	56,100	80% Antenna Products Group revenue; 10% APG sales dollars without corporate marketing; 10% PCTEL non-GAPP operating profit
Luis Rugeles V.P. and General Mgr. RF Solutions Group	220,000	85	187,000	25,5	56,100	40% RF Solutions Group controlled revenue; 30% controlled non-GAAP operating profit; 15% PCTEL revenue; 15% PCTEL non-GAPP operating profit

(1)	The 2009 targeted bonus for an officer is calculated by multiplying his maximum potential bonus in dollars by 30%.

(2)	Although the bonuses under the 2009 Short Term Incentive Plan are dollar-denominated, they will be paid when earned in fully vested shares of common stock.

Our Board of Directors adopted and our stockholders approved an Executive Compensation Plan for the CEO and our other named executive officers in 2007. This plan governs the 2009 Short Term Incentive Plan for purposes of Section 162(m) of the Code.

Achievement of 2009 Financial Plan.

The company’s 2009 financial plan contemplates overall financial performance that is significantly reduced from planned and actual results for 2008. The turmoil in the current economic environment creates substantial uncertainty regarding the company’s ability to achieve planned financial and operational goals, and accordingly the management of the company has determined not to release guidance to the financial community relating to the company’s projected 2009 financial performance. Such turmoil has also created uncertainty regarding the ability of the company’s executive officers and key managers to achieve the goals under the 2009 Short Term Incentive Plan because the goals are based upon organizational metrics that correspond to the company’s anticipated performance under the 2009 financial plan. Although the 2009 Short Term Incentive Plan is intended to establish goals that are reasonably achievable and which lead to rational levels of compensation when compared to prior years, the Compensation Committee and management believe that the ability to achieve the 2009 financial plan at the corporate and organizational unit levels will be challenging. It is management’s current expectation, based on economic indicators in general and on the uncertainty in the company’s customer markets, that the payment in aggregate dollars to the participants in the 2009 Short Term Incentive Plan will be less than the aggregate amounts paid out under the 2008 Short Term Incentive Plan.

Long Term Equity Incentives: Service-Based Stock Options and Service-Based and Performance-Based Restricted Stock

In considering long term equity incentive awards for our executive officers and key managers, the Compensation Committee believes that these awards should:

•	Be competitive with the market;

•	Be earned based on the company’s financial and/or market performance;

•	Establish an opportunity to create long term wealth and retirement income tied to the long term performance and value of our company; and

•	Create long term retention.

2008 Long Term Incentives for the CEO.  In March 2008, upon the recommendation of the Compensation Committee, the Board of Directors approved a grant of 55,600 shares of restricted stock to Mr. Singer, consisting of 45,600 shares of service-based restricted shares and 10,000 shares of performance-based restricted shares, with a total economic value of approximately $375,000.

This reduction in restricted shares from the 80,000 share grant in 2007 reflected Mr. Singer’s recommendation to the Compensation Committee to reduce equity incentives to executive officers and key managers in order to reduce operating expense. The 2008 grant was below median levels for long term incentives based on survey and peer group information provided by the Committee’s independent compensation consultant.

Mr. Singer’s service-based restricted stock grant of 45,600 shares will cliff vest in 2012, subject to his continued service. His performance-based restricted stock grant of 10,000 shares will vest over four years under the same performance measures as were adopted by the Board of Directors in 2007.

2008 Long Term Incentives for Other Named Executive Officers.  In March 2008, the Compensation Committee approved the grant of restricted stock to the named executive officers identified below as follows:

	Target Number of	Number of
	Performance-Based	Service-Based
Name	Restricted Shares	Restricted Shares

John W. Schoen, Chief Financial Officer	3,000	13,000
Jeffrey A. Miller, V.P. and General Mgr. Antenna Products Group	4,000	19,200
Robert E. Suastegui, V.P. and General Mgr. Global Sales	4,000	14,000
Luis Rugeles, V.P. and General Mgr. RF Solutions Group	4,000	16,000

The service-based restricted stock granted to each named executive officer other than Mr. Miller vests in equal annual increments over four years, subject to his continued service. Stock granted to Mr. Miller will cliff vest in 2012, subject to his continued service.

For 2008, the Committee decided to give greater weight to service-based restricted stock for incentive and retention purposes, and less emphasis on performance-based restricted stock. The performance-based restricted stock awarded to each officer vests on the same basis as described above for Mr. Singer in respect of his 2007 and 2008 performance-based restricted stock grants.

The level of restricted stock grants to the named executive officers was reduced from the grant levels of 2007, consistent with the objective recommended by Mr. Singer and endorsed by the Committee to reduce equity incentives as a means of reducing the company’s operating expenses in 2008. In the case of Mr. Rugeles, his 2008 level of restricted stock grants was comparable to his grants in 2007 in recognition of the financial performance of the RF Solutions Group for which Mr. Rugeles has responsibility. The 2008 grant levels awarded by the Committee were determined by the Committee’s compensation consultant to be competitive with industry norms, ranging between the median and 75th percentile of peer group and survey data.

2009 Long Term Incentives for the CEO.  In March 2009, upon the recommendation of the Compensation Committee, the Board of Directors approved a grant of 81,000 shares of service-based restricted stock to Mr. Singer that will vest in equal annual increments over four years, subject to his continued service. This increase in restricted stock from the 55,600 grant in 2008 is intended to create comparable economic value to the 2008 grant. The 2009 grant is below the median range for long term incentives based on survey and peer group information provided by the Committee’s independent compensation consultant. See “Compensation Philosophy — Survey Data, Peer Groups and the Use of Industry Benchmarking Data” on page 20 for a discussion of how the range is established.

2009 Long Term Incentives for Other Named Executive Officers.  In March 2009, the Compensation Committee approved the grant of restricted stock to the named executive officers identified below as follows:

Number of
Service-Based
Name	Restricted Shares

John W. Schoen, Chief Financial Officer	40,000
Jeffrey A. Miller, V.P. and General Mgr. Antenna Products Group	46,000
Robert E. Suastegui, V.P. and General Mgr. Global Sales	24,000
Luis Rugeles, V.P. and General Mgr. RF Solutions Group	32,000

The service-based restricted stock granted to each named executive officer vests in equal annual increments over four years, subject to his continued service.

This increase in restricted shares to the named executive officers is intended to create comparable economic value to the 2008 grant. The 2009 grant is below the median range for long term incentives based on survey data provided by the Committee’s independent compensation consultant. See “Compensation Philosophy — Survey Data, the Peer Groups and the Use of Industry Benchmarking Data” on page 20 for a discussion of how the range is established.

In 2009, the Compensation Committee determined that it would be difficult to establish performance measures for the CEO and the other named executive officers because there is too much instability in the current economic environment for the Committee to structure performance incentives over several years with confidence as to their value in achieving identified corporate or operational unit goals. Therefore, the Committee did not award any performance-based restricted stock.

Other Benefits

•	The 1998 Employee Stock Purchase Plan allows employees of the company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. All company employees, including our named executive officers, are eligible to participate in this plan.

•	We maintain a 401(k) plan for our employees, administered by an independent plan administrator which provides a selection of investment alternatives from which plan participants may choose. Our company matches up to the first 4% contributed by a plan participant, which vests immediately. All company employees, including our named executive officers, are eligible to participate in this plan.

•	We offer standard benefits to full-time employees, including medical, dental, vision benefits, term life insurance and long term disability insurance. All or a substantial portion of these plan benefits are paid by the company. All company full-time employees, including our named executive officers, are eligible to participate in our healthcare plans.

•	We provide an Executive Deferred Compensation Plan, a cash-based plan, for our executive officers and key managers. Under this plan, participants may defer up to 50% of salary and 100% of cash bonus with a minimum of $1,500. In addition, we provide a 4% matching cash contribution which vests over three years subject to the participant’s continued service. The participant has a choice of investment alternatives from a menu of mutual funds. The plan is administered by the Compensation Committee and an outside benefits firm tracks investments and provides participants with quarterly statements showing relevant contribution and investment data. Upon termination of employment, death, disability or retirement, the participant will receive the value of his/her account in accordance with the provisions of the plan. Upon retirement, the participant may request to receive either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed.

•	We also offer an Executive Deferred Stock Compensation, a stock-based plan, for our executive officers and key managers, which permits participants to defer the receipt of equity incentives awarded to them. There has been no participation in this plan to date.

Change in Control and Severance Arrangements

The table below and the summary of retention arrangements related to benefits associated with a Change in Control of our company should be read in conjunction with the tables under the caption “Potential Payments Upon Termination as of December 31, 2008” on page 40.

	Severance Benefits, i.e., Involuntary Termination Not					Change in Control Benefits, i.e., Involuntary Termination Within
	Related to a Change in Control					12 Months of a Change in Control
					Acceleration
				Acceleration	of Unvested	Months				Acceleration
				of Unvested	Restricted	of Salary	Short Term		Acceleration	of Unvested
	Salary		Healthcare	Options	Shares	(Paid in	Incentive	Healthcare	of Unvested	Restricted
Name	Continuation		(in Months)	(in Months)	(in Months)(2)	Lump Sum)	Plan(3)	(in Months)	Options	Shares(4)

Martin H. Singer	12 months	(1)	Up to 12 months	12 months	12 months	24 months	100%	Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Robert Suastegui	12 months		Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Luis Rugeles	12 months		Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%

(1)	Includes 100% of the maximum potential bonus payable under the Short Term Incentive Plan.

(2)	As authorized by the Committee in March 2007, the occurrence of an involuntary termination during an annual performance period will result in an immediate vesting of all unvested restricted shares. With respect to performance-based restricted shares, an involuntary termination will result in the immediate vesting of the performance-based restricted shares established for that period, and the loss of the right to earn any other performance-based restricted shares.

(3)	Includes 100% of the bonus pro-rated for the length of service during the fiscal year, at the higher of the bonus amount for the year of the Change in Control or the year in which termination occurred.

(4)	Upon the occurrence of a Change in Control, performance-based restricted shares will automatically convert into service-based restricted shares with no performance contingencies, subject to vesting in equal annual increments over four years, and will accelerate 100% in the event of the named executive officer’s involuntary termination at any time within 12 months following the Change in Control.

A Change in Control is any merger, reorganization or acquisition of our company, including by way of sale of all or substantially all of our assets, in which a majority of the voting control of the company is transferred. The retention benefits summarized in the table above in connection with a Change in Control are based on a “double trigger” structure, i.e., no benefit will be provided unless there is both (i) a completed Change in Control event, and (ii) within 12 months following such event, the executive officer’s or certain key manager’s employment is involuntarily terminated. The Committee and the CEO believe that all executive officers and certain key managers of our company should contribute to the success of our company following any possible merger or acquisition to the extent permitted by the successor or acquirer. The “double trigger” structure ensures that our executive officers and key managers have the necessary motivation to support the company during a post-acquisition transition. The principal retention benefits that result from this structure include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and company-paid healthcare benefits for a specified period of time. The Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with our company.

Our named executive officers and other key managers are also entitled to severance and related benefits in connection with the involuntary termination of their employment under their employment and/or severance agreements with our company. The principal severance benefits include salary continuation and company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination (or, with respect to the CEO, death or disability), severance benefits include vesting of any service-based restricted shares which are scheduled to vest within the following 12 months, and immediate vesting of performance-based restricted shares in the amount targeted for vesting in the performance year in which termination, death or disability occurs.

In the case of the CEO, severance benefits resulting from involuntary termination also include payment of the maximum potential bonus under our Short Term Incentive Plan; in the event of death or disability, the amount of the bonus that would be paid under our Short Term Incentive Plan would be based on the actual amount of the bonus determined for the year in which death or disability occurred, pro-rated for such year based on the date of death or disability. The current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant with a term of 12 months from his termination date in connection with his severance arrangements; these covenants have a term of 12 months from his termination date in connection with a Change in Control that is followed by the involuntary termination of his employment.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, our company is able for federal tax purposes to deduct compensation paid to the CEO and our four other named executive officers only if the compensation for such officer is less than $1 million during the fiscal year, or is “performance-based,” as defined under Section 162(m).

The Committee has considered the corporate tax deductibility limits under Section 162(m). Although it is the objective of the Committee to seek to qualify all executive compensation as deductible, the Committee has not adopted a policy with this objective in order to provide flexibility and to ensure that our executive compensation programs remain competitive.

In 2008, all compensation paid to the officers of our company was below the $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, the final Treasury Regulations and the administrative guidance promulgated thereunder (collectively, “Section 409A”) regulate the tax treatment of non-qualified deferred compensation arrangements. These include new requirements and/or regulations effective January 1, 2009 with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

The Committee evaluated the various benefit plans and compensation arrangements that the company has in place for our executive officers and certain key managers, and approved modifications of these plans and arrangements as necessary to comply with final Section 409A regulations prior to their effective date.

Adjustment of Awards

The company’s financial statements and the related financial performance goals and measures used by the Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Committee and our Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our company’s 2008 Annual Report on Form 10-K.

The Compensation Committee

Richard C. Alberding
Brian J. Jackman
John R. Sheehan

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. We refer to these individuals elsewhere in this proxy as “named executive officers.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(3)	Bonus(4)	Awards(5)	Awards(5)	Compensation(6)	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer	2008	450,000	—	869,181	134,416	90,675	144,816	1,689,088
Chief Executive Officer	2007	437,500	—	626,502	291,682	57,330	22,429	1,435,443
	2006	375,000	—	500,373	282,352	103,200	23,575	1,284,500
John W. Schoen	2008	250,000	—	413,601	—	40,300	62,706	766,607
Chief Financial Officer	2007	246,250	—	352,279	137	28,665	17,605	644,936
	2006	230,000	—	304,025	9,864	54,467	21,515	619,871
Jeffrey A. Miller	2008	260,000	—	361,451	—	35,963	63,481	720,895
V.P. and General Mgr. Antenna	2007	271,459	—	302,244	109	8,447	9,855	592,114
Products Group	2006	205,000	—	245,662	10,714	76,445	12,715	550,536
Robert Suastegui(1)	2008	225,000	—	175,362	19,634	73,251	44,196	537,443
V.P. and General Mgr. Global Sales
Luis Rugeles(2)	2008	215,000	—	239,561	—	122,434	35,852	612,847
V.P. and General Mgr. RF Solutions Group	2007	197,500	—	69,052	—	103,992	12,502	383,046

(1)	Mr. Suastegui became a named executive officer in fiscal year 2008.

(2)	Mr. Rugeles became a named executive officer in fiscal year 2007.

(3)	The amounts shown reflect salary paid during fiscal years 2008, 2007 and 2006 and include increases in each named executive officer’s base salary made during the fiscal years.

(4)	The company pays bonuses under the Short Term Incentive Plan to our named executive officers in the form of common stock. Payments made under the plan are reported in the “Non-Equity Incentive Plan Compensation” column. Please see footnote 6 below for additional information regarding these payments.

(5)	The values shown reflect the dollar amount recognized in fiscal years 2008, 2007 and 2006 for financial reporting purposes utilizing fair value under FAS 123R. The assumptions the company uses in calculating these amounts are discussed in note 12 to our financial statements for the fiscal year ended December 31, 2008, which were filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(6)	The values shown reflect the bonuses paid in vested shares of common stock in lieu of cash in 2008, 2007 and 2006 under the Short Term Incentive Plan for fiscal years 2008, 2007 and 2006, respectively. These bonuses are calculated on achievement of corporate goals for Messrs. Singer and Schoen and on achievement of a combination of organizational unit and corporate goals in the cases of Messrs. Miller, Suastegui and Rugeles. The details of the Short Term Incentive Plan are discussed under “Compensation Discussion and Analysis — Short Term Incentive Plan” above.

(7)	The values shown represent payments on behalf of each named executive officer for the company match under the 401(k) plan; group life insurance premiums; and healthcare premiums, including healthcare premiums of $12,456 for each of Messrs. Singer, Miller and Suastegui in 2008. For each named executive officer, the values shown for 2008 also include a $0.50 special dividend per unvested restricted share of PCTEL common stock. The special dividend received by Messrs. Singer, Schoen, Miller, Suastegui and Rugeles with respect to such unvested restricted shares was $121,440, $44,505, $41,085, $22,000 and $22,450, respectively. For Mr. Singer and Mr. Rugeles, the values shown also include the company match in the Executive Deferred Compensation Plan. In addition, the values shown for Mr. Singer in 2006 include a payment for the issuance of a patent consistent with our patent issuance policy. Except as noted above, none of the benefits included in “All Other Compensation” exceeded $10,000 individually for a named executive officer in 2008.

The following table provides information on plan-based awards granted in fiscal 2008 to each of our named executive officers.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2008

										All Other
										Stock
										Awards;	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts					Number of	Fair Value
		Under Non-Equity			Under Equity					Shares of	of Stock
		Incentive Plan Awards(2)			Incentive Plan Awards					Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum		or Units(6)	Awards(7)
Name	Date(1)	($)	($)	($)	(#)	(#)		(#)		(#)	($)

Martin H. Singer	3/19/2008									45,600	307,800
	3/19/2008	—	180,000	450,000
	3/19/2008				—	65,700	(3)	98,550	(3)
John W. Schoen	3/19/2008									13,000	87,750
	3/19/2008	—	80,000	200,000
	3/19/2008				—	19,710	(4)	29,565	(4)
Jeffrey A. Miller	3/19/2008									19,200	129,600
	3/19/2008	—	83,200	208,000
	3/19/2008				—	26,280	(5)	39,420	(5)
Robert Suastegui	3/19/2008									14,000	94,500
	3/19/2008	—	112,950	180,000
	3/19/2008				—	26,280	(5)	39,420	(5)
Luis Rugeles	3/19/2008									16,000	108,000
	3/19/2008	—	70,400	176,000
	3/19/2008				—	26,280	(5)	39,420	(5)

(1)	In the case of all grants, the Board of Directors action date is both the Compensation Committee approval date and the grant date.

(2)	Represents potential payments under the 2008 Short Term Incentive Plan to be paid in immediately vested shares of common stock in lieu of cash. A summary of the principal terms of this plan are discussed under “Compensation Discussion and Analysis — Summary of the 2008 Short Term Incentive Plan” above.

(3)	Represents a potential award of performance-based restricted stock. The target value is calculated using the target shares of 10,000 multiplied by the year end closing price of our stock of $6.57. The maximum value is calculated using the maximum shares of 15,000 multiplied by the year end closing price of $6.57. A summary of the principal terms of this element of compensation are discussed under “Compensation Discussion and Analysis — Short Term Incentive Plan” above.

(4)	Represents a potential award of performance-based restricted stock. The target value is calculated by multiplying the 3,000 target shares by the $6.57 year end closing price of our stock. The maximum value is calculated by multiplying the 4,500 maximum shares by the $6.57 year end closing price of our stock. A summary of the principal terms of this element of compensation are discussed under “Compensation Discussion and Analysis — Short Term Incentive Plan” above.

(5)	Represents a potential award of performance-based restricted stock. The target value is calculated by multiplying the 4,000 target shares by the $6.57 year end closing price of our stock. The maximum value is calculated by multiplying the 6,000 maximum shares by the $6.57 year end closing price of our stock. A summary of the principal terms of this element of compensation are discussed under “Compensation Discussion and Analysis — Short Term Incentive Plan” above.

(6)	Represents service-based restricted shares. Theses shares vest in equal annual increments over four years.

(7)	The values shown reflect the aggregate grant date fair value of stock and option awards granted in fiscal 2008, calculated in accordance with FAS 123R. The assumptions the company uses in calculating these amounts are discussed in note 12 to our financial statements for the fiscal year ended December 31, 2008, which were filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The following table shows the number of exercisable and unexercisable equity awards held by our named executive officers on December 31, 2008.

Outstanding Equity Awards at Fiscal Year End December 31, 2008

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
								Incentive	Market
							Market	Plan Awards:	or Payout
	Number of	Number of				Number of	Value	Number of	Value of
	Securities	Securities				Shares	of Shares	Unearned	Unearned
	Underlying	Underlying				or Units	or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised		Option		of Stock	of Stock	or Other Rights	or Other Rights
	Options	Options		Exercise	Option	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable		Price	Expiration	Not Vested	Not Vested(4)	Not Vested	Not Vested(4)
Name	(#)	(#)		($)	Date	(#)	($)	(#)	($)

Martin H. Singer	79,750	52,250	(1)	9.16	8/1/2016
	30,000	—		10.56	5/1/2016
	85,417	14,583	(2)	9.09	8/1/2015
	100,000	—		11.65	7/1/2014
	100,000	—		11.60	9/2/2013
	84,323	—		7.20	5/30/2012
	7,500	—		8.84	1/12/2011
	15,000	—		8.84	1/12/2011
	15,000	—		10.25	8/3/2009
						159,240	1,046,207	47,550	312,404
John W. Schoen	67,000	—		11.84	2/11/2014
						70,030	460,097	13,326	87,552
Jeffrey A. Miller	52,000	—		11.84	2/11/2014
	5,000	—		6.60	2/6/2013
	67,656	—		7.95	3/15/2012
	45,000	—		8.00	11/15/2011
						63,510	417,261	18,081	118,792
Robert Susastegui	5,625	9,375	(3)	9.76	6/4/2017
						36,500	239,805	4,000	26,280
Luis Rugeles	21,406	—		10.65	8/25/2013
						42,400	278,568	13,387	87,953

(1)	1/4th of the option vested on July 1, 2007 and 1/48th vests each month thereafter until July 1, 2010.

(2)	1/4th of the option vested on July 1, 2006 and 1/48th vests each month thereafter until July 1, 2009.

(3)	1/4th of the option vested on June 4, 2008 and 1/48th vests each month thereafter until June 4, 2011.

(4)	The market value is calculated by multiplying the number of shares that have not vested by our common stock price at December 31, 2008 of $6.57.

The table below shows the number of shares of our common stock acquired during fiscal 2008 by our named executive officers upon the exercise of stock options or the vesting of stock awards.

Option Exercises and Stock Vested at Fiscal Year End December 31, 2008

	Options Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
	on Exercise	Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Martin H. Singer	216,277	764,943	96,090	829,077
John W. Schoen	61,441	143,733	44,004	257,238
Jeffrey A. Miller	17,344	43,346	37,929	221,619
Robert Suastegui	—	—	7,500	70,350
Luis Rugeles	11,594	7,142	9,813	55,684

(1)	The value represents the difference between the exercise price of the stock option and the closing price of our common stock as represented by Nasdaq as of the date of exercise multiplied by the shares exercised.

(2)	The value represents the closing price of our common stock as represented by Nasdaq as of the vesting date multiplied by the number of shares that vested on such date.

The table below shows the executive contributions, company contributions, earnings and account balances for our named executive officers in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2008.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2008(1)

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at December 31,
	2008	2008	in 2008	Distributions	2008
Name	($)	($)	($)	($)	($)

Martin H. Singer	24,500	980	(191,951)	—	323,066
John W. Schoen	—	—	1,125	—	26,068
Jeffrey A. Miller	—	—	(9,961)	—	19,899
Robert Suastegui	—	—	—	—	—
Luis Rugeles	8,000	320	173	—	16,549

(1)	Under our Executive Deferred Compensation Plan, participants can defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. In addition, our company provides a 4% matching contribution which vests over three years from the date of the investment. The participant has a choice of investments from a menu of mutual funds. The value can increase or decrease depending on the performance of the funds chosen. Monthly, the participant may change where future deposits and current balances are invested. The plan is administered by the Compensation Committee and a professional administrator tracks investment returns and provides participants with quarterly statements showing participant and company contributions, and gain/(loss) on investments related to corporate-owned life insurance. There is a provision by which a participant may petition the Compensation Committee for a hardship withdrawal. If granted, the participant is prohibited from making any further contributions for the remainder of the calendar year. Upon termination of employment, death, disability or retirement, the participant will receive the value of his account in accordance with the provisions of the plan. Participants may elect to receive payment upon retirement as a lump sum, in annual installments over 15 years, or in installments over the lifetime of the participant, with 20 annual payments guaranteed. The participant must make his choice no sooner than one year from the date of retirement.

The “Executive Contributions” and “Company Contributions” columns above show amounts that were also reported in the Summary Compensation Table on page 35 for 2008. These amounts, as well as amounts in the “Aggregate Balance” column in the table above that were previously reported in the Summary Compensation Tables in our proxy statements for prior fiscal years, are quantified below.

		Amounts included in
	Amounts included in Both	Nonqualified Deferred
	Nonqualified Deferred	Compensation Table
	Compensation Table and	previously Reported in
	Summary Compensation	Prior Years’ Summary
	Table for 2008	Compensation Table
Name	($)	($)

Martin H. Singer	25,480	489,536
John W. Schoen	—	24,942
Jeffrey A. Miller	—	29,860
Robert Suastegui	—	—
Luis Rugeles	8,320	8,056

Potential Payments Upon Termination as of December 31, 2008

The following table estimates amounts payable to our named executive officers as if a termination had occurred on December 31, 2008.	The following table estimates amounts payable to our named executive officers as if a Change in Control had occurred on December 31, 2008.

Severance Benefits(1) (i.e., Involuntary Termination Not Related to a Change in Control or Occurring							Change in Control Benefits(1)(7)
More Than 12 Months After a Change in Control)							(i.e., Involuntary Termination Within 12 Months)
								Short
		Short Term			Restricted			Term			Restricted
		Incentive		Option	Shares			Incentive		Option	Shares
	Salary	Plan	Healthcare	Acceleration	Acceleration		Salary	Plan	Healthcare	Acceleration	Acceleration
	(3)	(3)	(4)	(5)	(6)	Total	(2)	(3)	(4)	(5)	(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer(2)	450,000	450,000	13,044	—	270,290	1,183,334	900,000	180,000	13,044	—	1,358,610	2,451,654
John A. Schoen	250,000	—	8,660	—	230,476	489,136	375,000	80,000	8,660	—	547,649	1,011,309
Jeffrey A. Miller	260,000	—	13,044	—	175,813	448,857	390,000	83,200	13,044	—	536,053	1,022,297
Robert Suastegui	225,000	—	13,044	—	78,840	316,884	337,500	112,950	13,044	—	266,085	729,579
Luis Rugeles	220,000	—	4,261	—	109,719	333,980	330,000	70,400	4,261	—	366,521	771,182

(1)   The amounts set forth in the table above assume that termination of the named executive officer’s employment occurred unrelated to, or more than 12 months after, a Change in Control as a result of (i) Involuntary Termination other than for “Cause, Death or Disability” or (ii) “Voluntary Termination for Good Reason.” If the named executive officer’s (other than the CEO’s) employment were terminated for reasons other than the foregoing, he would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the agreements that we have with each named executive officer are described in greater detail under “Compensation Discussion and Analysis — Change in Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non- solicitation agreements with terms that range from 12-24 months.

(2) If the CEO’s employment were terminated for cause, he would not be entitled to receive any severance or benefit. If the CEO’s employment were terminated as a result of death or disability which occurred unrelated to, or more than 12 months after, a Change in Control, he would be entitled to the amounts set forth in this table.

(3) Salary represents 12 months of base pay, paid on a continuing basis in accordance with normal payroll. Mr. Singer is also entitled to payment of 100% of his maximum potential bonus under the Short Term Incentive Plan.

(4) Represents the current company contribution rate of 80% paid by the company for healthcare coverage for up to 12 months.

(5) Options partially accelerate as if the named executive officer had continued to be employed for 12 months. At December 31, 2008, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.57, the closing price of our common stock on such date.

(6) Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the named executive officer had continued to be employed for 12 months, and performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated (assuming vesting through December 31, 2009) multiplied by the closing price of our common stock at December 31, 2008 of $6.57 per share.
(1) The amounts set forth in the table above assume that termination of the named executive officer’s employment occurred within 12 months of a Change in Control of the company for one of the reasons listed in footnote (1) or (2) to the table captioned “Potential Payments Upon Termination as of December 31, 2008 — Severance Benefits”. If a named executive officer’s employment were terminated for reasons other than the foregoing, such named executive officer would not be entitled to receive payments under any severance arrangement with the company. The material terms of the severance benefits set forth in the agreements that we have with each of our named executive officers are described in greater detail under “Compensation Discussion and Analysis — Change in Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non- solicitation agreements with terms that range from 12-24 months.

(2) Salary represents 150% of annual salary and is paid in a lump sum after both (i) the completion of a Change in Control and (ii) Involuntary Termination of employment. Mr. Singer’s salary represents 200% of annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis — Change in Control and Severance Arrangements” above.
(3) Represents the target potential bonus as if the named executive officer continued as an employee for the entire fiscal year. The actual amount of the bonus will vary depending on the specific date of the Change in Control relative to the performance period and the employment termination date.
(4) Represents the current company contribution rate of 80% paid by the company for healthcare coverage for up to 12 months.
(5) Under the terms of the contract providing for Change in Control benefits, all then unvested stock options accelerate. At December 31, 2008, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.57, the closing price of our stock on such date.
(6) Under the terms of the management retention agreements providing for Change in Control benefits, all then unvested service-based restricted shares vest upon the occurrence of Involuntary Termination within 12 months of a Change in Control. Performance-based restricted shares automatically convert into service-based restricted shares subject to vesting in equal annual increments over four years, with no performance contingencies, and will accelerate 100% upon the occurrence of Involuntary Termination within 12 months of a Change in Control. The value represents the number of shares that will vest multiplied by the closing price of our common stock at December 31, 2008 of $6.57.
(7) We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change in Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change in Control date of December 31, 2008. All equity which was assumed accelerated in such calculation was valued at $6.57 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans, including our 1997 Stock Plan, 1998 Director Stock Option Plan, 1998 Employee Stock Purchase Plan and the 2001 Stock Plan.

					Number of Securities
					Remaining Available for
					Future Issuance
	Number of Securities				Under Equity
	to be Issued		Weighted-Average		Compensation Plans
	Upon Exercise of		Exercise Price of		(Excluding Securities
	Outstanding Options,		Outstanding Options,		Reflected in the
	Warrants and Rights		Warrants and Rights		First Column)
Plan Category	(#)		($)		(#)

Equity compensation plans approved by security holders(1)	2,012,577	(3)	$10.01	(3)	3,099,492	(4)
Equity compensation plans not approved by security holders(2)	348,069		$7.57		263,308

Total	2,360,646		$9.80		3,362,800

(1)	Comprised of our 1997 Stock Plan, 1998 Director Stock Option Plan and 1998 Employee Stock Purchase Plan. Our stockholders approved the amendment and restatement of the 1997 Stock Plan at our 2006 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	Comprised of our 2001 Stock Plan and options to purchase 150,000 shares of our common stock granted outside of a formalized plan to each of John W. Schoen and Jeffrey A. Miller on November 15, 2001 in connection with their initial employment with the company. Under the terms of the 2001 Stock Plan, no options may be granted under such plan to our officers or directors. A description of the material terms of the 2001 Stock Plan is provided below.

(3)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under our 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under our 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(4)	This number includes 2,466,802 shares available for future issuance under our 1997 Stock Plan, and 632,690 shares available for future issuance under our 1998 Employee Stock Purchase Plan as of December 31, 2008.

2001 Stock Plan

In August 2001, our Board of Directors approved the 2001 Stock Plan. The 2001 Stock Plan was not submitted to our stockholders for approval. The material terms of the 2001 Stock Plan are summarized as follows:

Purpose

The purpose of the 2001 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of our business.

Eligibility to Participate in the 2001 Stock Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 2001 Stock Plan

Our Board of Directors reserved 750,000 shares of our common stock for issuance under the 2001 Stock Plan. As of December 31, 2008, options to acquire 303,069 shares were outstanding under the 2001 Stock Plan out of the 750,000 shares reserved for issuance, and 263,308 shares remained available for future issuance. Pursuant to the rules of the Nasdaq Stock Market, the Board of Directors will not make further amendments to the 2001 Stock Plan to increase the aggregate number of shares of common stock authorized for issuance without stockholder approval.

Awards Permitted under the 2001 Stock Plan

The 2001 Stock Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price and term of an option will be determined by the administrator of the plan, which is the Board of Directors or its appointed committee. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only according to the terms of the plan and under the conditions the Board of Directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the Board of Directors or its appointed committee up to the remainder of the term of the option.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 2001 Stock Plan.

Merger or Change in Control

In the event of a merger of our company with or into another corporation or the sale of substantially all of our assets, each outstanding option under the 2001 Stock Plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 2001 Stock Plan provides that the Board of Directors may at any time amend or terminate the 2001 Stock Plan, but no amendment or termination of the 2001 Stock Plan may impair the rights of any optionee under the 2001 Stock Plan without the written consent of the optionee. Notwithstanding the foregoing, the rules of the Nasdaq Stock Market require stockholder approval of all material amendments to the 2001 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2008, we have not entered into any transaction, and are not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, executive officer, nominee for election as a director, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

Our Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the company is a party, and (iii) any related person is a party. Related persons include directors, executive officers, stockholders holding in excess of five percent of our common stock, or such individuals’ immediate family members. Under the policy, all proposed related party transactions involving one or more of our non-officer employees must be reviewed and approved by our Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by our Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

We properly and accurately report all material related party transactions in accordance with applicable accounting rules, federal securities laws, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transaction to our stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	it involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	it involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	it involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of our common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than ten percent of that entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than ten percent of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, except as noted below, we believe that during fiscal 2008 all of our executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Jeffrey Miller was delinquent in the filing of a Form 4 relating to the acquisition of a restricted stock award under our 1997 Stock Plan in March 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors was formed in March 2000 and currently consists of Mr. Thomsen, Mr. Marini and Mr. Levy, each of whom meets the Nasdaq independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on November 7, 2008. A current version of the Audit Committee charter is available on our website located at www.pctel.com.

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosure contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and the Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2008 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

The Audit Committee

Carl A. Thomsen (Chair)
Steven D. Levy
Giacomo Marini

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 28, 2009

PCTEL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 9, 2009
10:00 a.m. Local time
PCTEL, INC.
471 Brighton Drive
Bloomingdale, Illinois 60108

PCTEL, INC. 471 Brighton Drive Bloomingdale, Illinois 60108	proxy
This proxy is solicited on behalf of the board of directors for use at the annual meeting of stockholders on June 9, 2009.
The undersigned stockholder of PCTEL, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2009, and hereby appoints Martin H. Singer and John W. Schoen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of PCTEL, Inc. to be held on June 9, 2009 at 10:00 a.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.
See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pcti
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 8, 2009.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 8, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the following Proposals:

1. Election of Class I directors to serve until 2012	a Brian J. Jackman b John R. Sheehan	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the letter of the nominee in the box provided to the right.)

2. Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of PCTEL, Inc. for the fiscal year ending
December 31, 2009	☐ For	☐ Against	☐ Abstain
IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

I plan to attend the annual meeting	☐ Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.